UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2019

X4 Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Massachusetts Avenue, 4th Floor Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 529-8300

Arsanis, Inc.

950 Winter Street, Suite 4500

Waltham, Massachusetts 02451

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 13, 2019, X4 Pharmaceuticals, Inc., formerly Arsanis, Inc. (the “Company”), completed its business combination with X4 Therapeutics, Inc., formerly X4 Pharmaceuticals, Inc. (“X4”), in accordance with the terms of the Agreement and Plan of Merger, dated as of November 26, 2018, as amended on December 20, 2018 and March 8, 2019 (the “Merger Agreement”), by and among the Company, X4 and Artemis AC Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into X4, with X4 continuing as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). Effective at 5:00 p.m. EST on March 13, 2019, the Company effected a 1-for-6 reverse stock split of its common stock (the “Reverse Stock Split”) and changed its name to “X4 Pharmaceuticals, Inc.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by X4, which is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for the treatment of rare diseases. Unless noted otherwise, all references to share and per share amounts in this Current Report on Form 8-K reflect the Reverse Stock Split.

Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued an aggregate of approximately 25.7 million shares of its common stock to X4 stockholders, based on a common stock exchange ratio of 0.5702 shares of the Company’s common stock for each share of X4 common stock outstanding immediately prior to the Merger and a preferred stock exchange ratio of 0.5702 shares of the Company’s common stock for each share of X4 preferred stock outstanding prior to the Merger, in each case before taking into account of the Reverse Stock Split. The exchange ratios were determined through arm’s-length negotiations between the Company and X4. The Company also assumed all of the outstanding and unexercised stock options and warrants to purchase shares of X4 capital stock, with the number of shares subject to such options or warrants representing the right to purchase a number of shares of the Company’s common stock equal to 0.5702 multiplied by the number of shares of X4 capital stock previously represented by such options or warrants, before taking into account the Reverse Stock Split. The exercise prices of such options and warrants were also appropriately adjusted to reflect the exchange ratio of 0.5702, before taking into account the Reverse Stock Split. As a result of the Reverse Stock Split, the number of shares subject to such options and warrants and the exercise prices of such options and warrants were further adjusted by decreasing the number of shares subject to such options and warrants and increasing the exercise price of such options and warrants on a 1-for-6 Reverse Stock Split basis. The assumed options continue to be governed by the terms of the X4 2015 Employee, Director and Consultant Equity Incentive Plan, as amended, under which the options were originally granted (the “X4 Plan”). Upon the closing of the Merger, the Company also assumed the X4 Plan.

Immediately following the Merger and the Reverse Stock Split, there were approximately 6.7 million shares of the Company’s common stock outstanding, and the former X4 stockholders owned approximately 4.3 million shares, or 63.7% of the Company’s common stock outstanding. In addition, immediately following the Merger and the Reverse Stock Split, the former X4 optionholders held options to purchase approximately 0.8 million shares of the Company’s common stock and the former X4 warrantholders held warrants to purchase approximately 0.5 million shares of the Company’s common stock. Approximately 24.3% of the Company’s common stock outstanding immediately after the Merger is held by stockholders subject to lock-up restrictions, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of the Company’s common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options, for a period of 180 days following the closing of the Merger.

The shares of the Company’s common stock issued to the former stockholders of X4 were registered with the U.S. Securities and Exchange Commission (the “SEC”) on the Company’s Registration Statement on Form S-4, as amended (File No. 333-228929) (the “Registration Statement”).

The shares of the Company’s common stock listed on The Nasdaq Global Market, previously trading through the close of business on Wednesday, March 13, 2019 under the ticker symbol “ASNS,” will commence trading on The Nasdaq Capital Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “XFOR,” on Thursday, March 14, 2019. The Company’s common stock is represented by a new CUSIP number, 98420X103.

The foregoing description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, including the amendments thereto, which are attached hereto as Exhibits 2.1, 2.2 and 2.3 and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In October 2018, X4 entered into a loan and security agreement (the “Hercules Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), which provided for aggregate maximum borrowings of up to $13.0 million, consisting of (i) a term loan of up to $8.0 million, which was available upon entering into the agreement, (ii) subject to specified financing conditions, an additional term loan of up to $2.0 million, available for borrowing from January 1, 2019 to March 31, 2019, and (iii) subject to specified financing conditions and the receipt of the second tranche $2.0 million term loan described above, an additional term loan of up to $3.0 million, available for borrowing until March 31, 2019. In October 2018, X4 borrowed $8.0 million under the Hercules Loan Agreement. Borrowings under the Hercules Loan Agreement bear interest at variable rates, with the first tranche bearing interest at a variable rate equal to the greater of (i) 9.5% or (ii) 9.5% plus the Wall Street Journal prime rate minus 5.25%, the second tranche bearing interest at a variable rate, subject to completion of specified financing conditions, equal to either (A) the greater of (i) 9.5% or (ii) 9.5% plus the Wall Street Journal prime rate minus 5.25% or (B) the greater of (i) 8.75% or (ii) 8.75% plus the Wall Street Journal prime rate minus 5.25%, and the third tranche bearing interest at a variable rate equal to the greater of (i) 8.75% or (ii) 8.75% plus the Wall Street Journal prime rate minus 5.25%. In an event of default, as defined in the Hercules Loan Agreement, and until such event is no longer continuing, the interest rate applicable to borrowings under the Hercules Loan Agreement would be increased by 4.0%.

Borrowings under the Hercules Loan Agreement are repayable in monthly interest-only payments through August 2019, or a later date upon achievement of specified conditions, and in equal monthly payments of principal and accrued interest from September 2019 until the maturity date of the loan, which is either (i) November 2021 if the second tranche is not borrowed, or (ii) May 2022 if the second tranche is borrowed. At X4’s option, X4 may prepay all, but not less than all, of the outstanding borrowings, subject to a prepayment premium of up to 2.0% of the principal amount outstanding as of the date of repayment. In addition, the Hercules Loan Agreement provides for a final payment, payable upon maturity or the repayment in full of all obligations under the agreement, of up to $1.0 million.

Borrowings under the Hercules Loan Agreement are collateralized by substantially all of X4’s personal property and other assets, including its intellectual property, until a specified financing condition is met. Under the Hercules Loan Agreement, X4 has agreed to affirmative and negative covenants to which X4 will remain subject until maturity or repayment of the loan in full. The covenants include (a) maintaining a minimum liquidity amount of the lesser of (i) 125% of outstanding borrowings under the Hercules Loan Agreement and (ii) 100% of X4’s cash and cash equivalents in an account in which Hercules has a first priority security interest, as well as (b) restrictions on X4’s ability to incur additional indebtedness, pay dividends, encumber its intellectual property, or engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. X4’s obligations under the Hercules Loan Agreement are subject to acceleration upon occurrence of specified events of default, including payment default, insolvency and a material adverse change in X4’s business, operations or financial or other condition.

In October 2018, in connection with entering into the Hercules Loan Agreement, X4 issued to the lender warrants for the purchase of 210,638 shares of X4 Series B preferred stock at an exercise price of $1.88 per share, which as a result of the Merger and the Reverse Stock Split, became warrants to purchase approximately 20,017 shares of the Company’s common stock at an exercise price of $19.80 per share. The warrants were immediately exercisable and expire in October 2028.

In December 2018, X4 entered into the First Amendment to the Hercules Loan Agreement (the “First Amendment”), which amended the available borrowing dates of the second tranche from between January 1, 2019 and March 31, 2019 to between December 11, 2018 and December 14, 2018 and amended the term loan maturity date to November 1, 2021. In December 2018, X4 borrowed the additional $2.0 million provided under the First Amendment. In connection with entering into the First Amendment, X4 agreed to issue to the lender warrants to purchase a specified number of shares of X4 preferred stock at an aggregate exercise price of $99,000 at the earliest of

(a) June 30, 2019, (b) the earlier to occur of (i) the date X4 prepays the outstanding borrowings or (ii) the date the outstanding borrowings become due and payable, or (c) on or before the fifth business day following the closing of or the announcement of the termination of the Merger.

The Company intends to issue a warrant to purchase 5,000 shares of the Company’s common stock with an exercise price of $19.80 per share (the “2019 Hercules Warrant”) to Hercules pursuant to the Hercules Loan Agreement as a result of closing of the Merger. The Company expects that the 2019 Hercules Warrant will be exercisable for a period of 10 years from the date of issuance. The issuance of the 2019 Hercules Warrant is expected to be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), relating to sales by an issuer not involving any public offering.

The foregoing description of the Hercules Loan Agreement and the First Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Hercules Loan Agreement and the First Amendment, which are attached hereto as Exhibits 10.9 and 10.10, respectively, and are incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed below under Item 5.07, at the special meeting of the Company’s stockholders held on March 11, 2019 (the “Special Meeting”), the Company’s stockholders approved an amendment to the restated certificate of incorporation of the Company (the “Stock Split Amendment”) to effect the Reverse Stock Split of the Company’s common stock, and approved an amendment to the restated certificate of incorporation of the Company (the “Name Change Amendment”) to change the Company’s name from “Arsanis, Inc.” to “X4 Pharmaceuticals, Inc.” (the “Name Change”).

On March 13, 2019, immediately following the closing of the Merger, the Company filed the Stock Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split and the Company filed the Name Change Amendment with the Secretary of State of the State of Delaware to effect the Name Change. As a result of the Reverse Stock Split, the number of issued and outstanding shares of the Company’s common stock immediately prior to the Reverse Stock Split was reduced to a smaller number of shares, such that every six shares of the Company’s common stock held by a stockholder immediately prior to the Reverse Stock Split, including shares of the Company’s common stock issued to former X4 stockholders in connection with the Merger, were combined and reclassified into one share of the Company’s common stock. Immediately following the Reverse Stock Split, there were approximately 6.7 million shares of the Company’s common stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number, and each stockholder who would otherwise be entitled to a fraction of a share of common stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) is, in lieu thereof, entitled to receive a cash payment determined by multiplying the average closing price per share of Common Stock on the Nasdaq Global Market on the 10 consecutive trading days prior to March 13, 2019, by the fraction of a share of Common Stock to which each stockholder would otherwise be entitled.

The foregoing descriptions of the Stock Split Amendment and the Name Change Amendment are not complete and are subject to and qualified in their entirety by reference to the Stock Split Amendment and the Name Change Amendment, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the Merger Agreement, on March 13, 2019, immediately prior to and effective upon the closing of the Merger, Michael P. Gray, William Clark, M.B.A, Tillman U. Gerngross, Ph.D., Carl Gordon, Ph.D., C.F.A., Terrance McGuire, Claudio Nessi, Ph.D., M.B.A., Michael Ross, Ph.D. and Amy Schulman, J.D. resigned from the Company’s board of directors and committees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

The Merger Agreement provides that at or immediately after the closing of the Merger, the size of the Company’s board of directors will be fixed at seven members consisting of two members designated by the Company, who are David McGirr, M.B.A. and René Russo, Pharm.D., BCPS, and five members designated by X4. In accordance with the Merger Agreement, at the closing of the Merger on March 13, 2019, the board of directors and its committees were reconstituted, with David McGirr, Paula Ragan, Ph.D. and Michael S. Wyzga appointed as Class I directors of the Company whose terms expire at the Company’s 2021 annual meeting of stockholders (with Mr. Wyzga to serve as chairman of the board of directors), René Russo and Isaac Blech appointed as Class II directors of the Company whose terms expire at the Company’s 2019 annual meeting of stockholders, and Gary J. Bridger, Ph.D. appointed as Class III director of the Company whose term expires at the Company’s 2020 annual meeting of stockholders, and with one additional person to be appointed to the Company’s board of directors as a Class III director. In addition, David McGirr, Isaac Blech and Michael S. Wyzga were appointed to the Company’s Audit Committee (with Mr. McGirr continuing to serve as chair of the committee); Isaac Blech and Gary J. Bridger, Ph.D. were appointed to the Company’s Compensation Committee (with Mr. Blech serving as chair of the committee); and Gary J. Bridger, Ph.D., David McGirr and Michael S. Wyzga were appointed to the Company’s Nominating and Corporate Governance Committee (with Dr. Bridger serving as chair of the committee). Each of Drs. Bridger, Ragan and Russo and Messrs. Blech, McGirr and Wyzga entered into an indemnification agreement with the Company on March 13, 2019, immediately following the Merger.

Previously, on November 14, 2017, X4 entered into an independent contractor agreement with Gary J. Bridger, Ph.D., pursuant to which Dr. Bridger agreed to provide X4 with strategic advice in support of X4’s research and development programs in oncology and WHIM syndrome. The agreement provided for an initial term of six months, which was renewed in accordance with its terms for an additional six months and expired in November 2018. The independent contractor agreement included standard assignment of invention, confidentiality and indemnification provisions. In consideration for the provision of consulting services pursuant to the agreement, Dr. Bridger was paid approximately $105,000. On October 4, 2018, X4 entered into a letter agreement with Dr. Bridger, pursuant to which Dr. Bridger agreed to serve as a member of the X4 board of directors. This letter agreement superseded the independent contractor agreement described above. Pursuant to the letter agreement, X4 granted Dr. Bridger an option to purchase 226,983 shares of its common stock to vest pursuant to the terms of the X4 Plan and a separate non-qualified stock option agreement to be entered into by and between X4 and Dr. Bridger. The letter agreement also specified that Dr. Bridger would be entitled to receive an annual grant of an option to purchase shares of X4 common stock at the level set for independent directors by the X4 board of directors, if any. X4 also agreed to reimburse Dr. Bridger for expenses for which he received prior approval from X4. Either X4 or Dr. Bridger may terminate the letter agreement at any time, for any reason, by giving the other 30 days’ prior written notice.

Executive Officers

On March 13, 2019, effective immediately after the closing of the Merger, the Company’s board of directors appointed Paula Ragan, Ph.D. as the Company’s President, Chief Executive Officer and Secretary and Adam S. Mostafa as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary. Each of Dr. Ragan and Mr. Mostafa entered into an indemnification agreement with the Company on March 13, 2019, immediately following the Merger. There are no family relationships among any of the Company’s directors and executive officers.

These executive officers received the following Company securities in connection with the closing of the Merger:

•

Dr. Ragan received 181,366 shares of the Company’s common stock in exchange of her shares of X4 common stock and preferred stock and her options to purchase shares of X4 common stock became options to purchase an aggregate of 246,319 shares of the Company’s common stock; and

•	Mr. Mostafa’s options to purchase shares of X4 common stock became options to purchase an aggregate of 62,633 shares of the Company’s common stock.

Paula Ragan, Ph.D. Dr. Ragan, age 48, has been X4’s President and Chief Executive Officer and a member of the X4 board of directors since July 2014. She has more than 18 years of experience building companies in the biotechnology industry. From August 2012 to September 2014, Dr. Ragan consulted as Chief Business Officer at Lysosomal Therapeutics Inc., a private biopharmaceutical company, where she led the company’s business development activities. Prior to that, from January 2007 to August 2012, Dr. Ragan held leadership roles in corporate development and operations at Genzyme Corporation, a Sanofi company, where she led strategic partnering efforts for Genzyme’s Rare Disease business and headed the supply chain planning for Genzyme’s flagship commercial products. Other professional roles include business roles at Hydra Biosciences, Oscient Corporation and Celera Corporation. Dr. Ragan received her B.S. from Tufts University and her Ph.D. from Massachusetts Institute of Technology and completed post-doctoral studies at Harvard Medical School. The Company believes that Dr. Ragan’s perspective and experience as X4’s President and Chief Executive Officer, which provides the board with historic knowledge, operational expertise and continuity, provides her with the qualifications and skills to serve on the Company’s board of directors.

On March 13, 2019, in connection with the closing of the Merger, X4 entered into an amended and restated executive employment agreement (the “CEO Agreement”) with Paula Ragan, Ph.D., pursuant to which Dr. Ragan agreed to continue serving as X4’s Chief Executive Officer. Pursuant to the CEO Agreement, Dr. Ragan’s compensation consists of base salary at an annual rate approved by the board of directors or an appropriate committee thereof, an annual bonus as determined by the board of directors, but not less than 25% of Dr. Ragan’s base salary, fringe benefits, vacation, reimbursement of ordinary and reasonable out-of-pocket expenses and coverage under X4’s Directors’ and Officers’ (“D&O”) insurance policies, subject to the terms and conditions of such policies. Dr. Ragan’s base salary is currently equal to $520,000, with an annual target bonus set at 50% of base salary, subject to review and adjustment each year by the board of directors.

If Dr. Ragan’s employment is terminated for any reason, Dr. Ragan will be entitled to receive her accrued but unpaid salary, accrued but unused vacation days, the amount of any properly incurred expenses prior to termination not yet reimbursed and other benefits. In addition to the foregoing, if Dr. Ragan’s employment is terminated by X4 without cause or if Dr. Ragan resigns for good reason, each term as defined in the CEO Agreement, Dr. Ragan will be entitled to the following: (a) a continuation of base salary for 12 months, (b) a pro-rata portion of Dr. Ragan’s at-target annual bonus for the calendar year in which the termination occurs based on the period worked by Dr. Ragan during such calendar year prior to termination, (c) so long as Dr. Ragan is eligible for coverage under X4’s health insurance plan, elects coverage, was covered prior to termination, and elects to exercise her rights under COBRA to continue participation in such plan, X4 will pay the normal share of costs under such plan until the earlier of 12 months from the date of Dr. Ragan’s termination, or the date Dr. Ragan is eligible to receive health benefits through another employer, and (d) Dr. Ragan will become vested in the additional number of outstanding time-based equity awards granted to Dr. Ragan by X4 that would have otherwise vested had Dr. Ragan remained employed for an additional 12 months after her termination date. In addition, if Dr. Ragan’s employment is terminated without cause or if Dr. Ragan resigns for good reason within the one year period following a change of control, as that term is defined in the CEO Agreement, Dr. Ragan will be entitled to automatic vesting in all outstanding time-based equity awards granted to Dr. Ragan by X4, subject to the terms and conditions of the CEO Agreement. Dr. Ragan agrees to continue to abide by the terms of her non-competition, non-solicitation, non-disclosure and intellectual property agreement.

The foregoing description of the CEO Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the CEO Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Adam S. Mostafa. Adam S. Mostafa, age 39, has served as X4’s Chief Financial Officer since September 2018. Prior to joining X4, Mr. Mostafa served as chief financial officer of Abpro Corporation, a biotechnology company focused on antibody therapeutics, from June 2016 to August 2018. Prior to that, Mr. Mostafa was a managing director in the healthcare investment banking group at Cantor Fitzgerald from January 2015 to May 2016, and from June 2011 to January 2015, Mr. Mostafa was a senior banker in the healthcare investment banking group at Needham & Company. Prior to that, Mr. Mostafa was a vice president in the investment banking group at CRT Capital Group from March 2007 to May 2011, and from September 2003 to March 2007, Mr. Mostafa was a portfolio management associate in the global stock selection group at AQR Capital. Mr. Mostafa began his career as an analyst in the healthcare investment banking group at Salomon Smith Barney. Mr. Mostafa earned an A.B. in Economics from Brown University.

On March 13, 2019, in connection with the closing of the Merger, X4 entered into an amended and restated executive employment agreement (the “CFO Agreement”) with Adam S. Mostafa, pursuant to which Mr. Mostafa agreed to continue serving as X4’s Chief Financial Officer. Pursuant to the CFO Agreement, Mr. Mostafa’s compensation consists of base salary at an annual rate approved by the board if directors or an appropriate committee thereof, an annual bonus as determined by the board of directors but not less than 25% of Mr. Mostafa’s base salary, fringe benefits, vacation, reimbursement of ordinary and reasonable out-of-pocket expenses and coverage under X4’s D&O insurance policies, subject to the terms and conditions of such policies. Mr. Mostafa’s base salary is currently equal to $380,000, with an annual target bonus set at 40% of base salary, subject to review and adjustment each year by the board of directors.

If Mr. Mostafa’s employment is terminated for any reason, Mr. Mostafa is entitled to receive his accrued but unpaid salary, accrued but unused vacation days, the amount of any properly incurred expenses prior to termination not yet reimbursed and other benefits. In addition to the foregoing, if Mr. Mostafa’s employment is terminated by X4 without cause or if Mr. Mostafa resigns for good reason, each term as defined in the CFO Agreement, Mr. Mostafa will be entitled to the following: (a) a continuation of base salary for six months, (b) a pro-rata portion of Mr. Mostafa’s at-target annual bonus for the calendar year in which the termination occurs based on the period worked by Mr. Mostafa during such calendar year prior to termination, (c) so long as Mr. Mostafa is eligible for coverage under X4’s health insurance plan, elects coverage, was covered prior to termination, and elects to exercise his rights under COBRA to continue participation in such plan, X4 will pay the normal share of costs under such plan until the earlier of six months from the date of Mr. Mostafa’s termination or the date Mr. Mostafa is eligible to receive health benefits through another employer, and (d) Mr. Mostafa will become vested in the additional number of outstanding time-based equity awards granted to Mr. Mostafa by X4 that would have otherwise vested had Mr. Mostafa remained employed for an additional six months after his termination date. In addition, if Mr. Mostafa’s employment is terminated without cause or if Mr. Mostafa resigns for good reason within the one year period following a change of control, as that term is defined in the CFO Agreement, Mr. Mostafa will be entitled to automatic vesting in all outstanding time-based equity awards granted to Mr. Mostafa by X4, subject to the terms and conditions of the CFO Agreement. Mr. Mostafa agrees to continue to abide by the terms of his non-competition, non-solicitation, non-disclosure and intellectual property agreement.

The foregoing description of the CFO Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the CFO Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Director Compensation Policy

On March 13, 2019, the Company adopted a director compensation policy based on Arsanis’s existing director compensation program. Pursuant to the policy, the annual retainer for non-employee directors is $35,000 and the annual retainer for the chair of the board of directors is $75,000. Annual retainers for committee membership are as follows:

Audit committee chairperson	$15,000
Audit committee member	$7,500
Compensation committee chairperson	$10,000
Compensation committee member	$5,000
Nominating and corporate governance committee chairperson	$8,000
Nominating and corporate governance committee member	$4,000

These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on the Company’s board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which they serve and in connection with other business related to the board of directors. Directors may also be reimbursed for reasonable out-of-pocket business expenses authorized by the board of directors or a committee that are incurred in connection with attending conferences or meetings with management in accordance with a travel policy, as may be in effect from time to time.

In addition to the above fees, the board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board of directors.

In addition, the Company grants to new non-employee directors upon their initial election to the board of directors, an option to purchase 6,854 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant. Each of these options has a term of 10 years from the date of the award and vests as to 33.3333% of the shares of common stock underlying such option on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments of 2.7777% of the shares of common stock underlying such option until the 36-month anniversary of the date of grant, subject to the non-employee director’s continued service as a director. This vesting accelerates as to 100% of the shares upon a change in control of the Company.

Further, on the dates of each of the Company’s annual meetings of stockholders, each non-employee director that has served on the Company’s board of directors for at least six months automatically receives an option to purchase 3,427 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant. Each of these options has a term of 10 years from the date of the award and vests in equal monthly installments of 8.333% of the shares of the Company’s common stock underlying such option until the 12-month anniversary of the date of grant (or, if earlier, the date of the Company’s next annual meeting of stockholders following the date of grant) unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, with 100% acceleration of vesting upon a change in control of the Company.

The foregoing description of the director compensation policy is not complete and is subject to and qualified in its entirety by reference to the director compensation policy, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

X4 2015 Employee, Director and Consultant Equity Incentive Plan

The X4 Plan has been assumed by the Company such that stock options and other equity-based awards are available for future grant with respect to 180,996 shares of the Company’s common stock (which reflects the 1,904,561 shares of X4 common stock available for grant thereunder as of immediately prior to the effective time of the Merger, as adjusted for the common stock exchange ratio and the Reverse Stock Split).

Resignation of Named Executive Officer

On March 13, 2019, immediately prior to and effective upon the closing of the Merger, Michael P. Gray, the Company’s President, Chief Executive Officer and Chief Financial Officer, resigned as an officer of the Company. In connection with the resignation of his employment, Mr. Gray is entitled to certain severance payments and benefits and certain of his outstanding options and restricted stock will automatically vest in full, and the period during which he can exercise certain options will be automatically extended, in each case as described in Mr. Gray’s amended and restated employment agreement. For additional information regarding these payments and benefits, please refer to “The Merger - Interests of the Arsanis Directors and Executive Officers in the Merger - Merger-Related Compensation of Executive Officers” on pages 174-178 of the Registration Statement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company convened and adjourned its special meeting of stockholders on March 11, 2019 (the “Special Meeting”). At the Special Meeting, 12,635,982 shares of common stock prior to the Reverse Stock Split, or approximately 86.7% of the shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting, were present in person or represented by proxy. At the Special Meeting, the stockholders of the Company voted as set forth below on Proposals No. 1 through 5, each of which is described in detail in the Registration Statement.

The final voting results for each matter submitted to a vote of the Company’s stockholders, which share amounts do not reflect the Reverse Stock Split, are as follows:

Proposal No. 1. Approval of the Merger Agreement.

Proposal to approve the Merger Agreement, by and among the Company, X4 and Merger Sub, and the transactions contemplated thereby, including the merger and the issuance of shares of Company common stock to X4’s stockholders pursuant to the terms of the Merger Agreement:

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,529,713	47,435	5,068	2,053,766

Proposal No. 2. Approval of the Amendment to the Restated Certificate of Incorporation of the Company to Effect the Reverse Stock Split.

Proposal to approve an amendment to the Company’s restated certificate of incorporation effecting a reverse stock split of Company common stock at a ratio mutually agreed to between the Company and X4 in the range of one new share for every four (4) to eight (8) shares outstanding (or any number in between):

Votes For	Votes Against	Abstentions
12,371,924	203,752	60,306

Proposal No. 3. Approval of the Amendment to the Restated Certificate of Incorporation of the Company to Effect the Name Change.

Proposal to approve an amendment to the Company’s restated certificate of incorporation changing the Company’s corporate name from “Arsanis, Inc.” to “X4 Pharmaceuticals, Inc.”:

Votes For	Votes Against	Abstentions
12,563,014	58,610	14,358

Proposal No. 4. Approval of the Potential Financing.

Proposal to approve, for purposes of Nasdaq Listing Rules 5635(a), (b) and (d), the sale of up to 45.0 million shares of the Company’s common stock, and/or securities convertible into or exercisable for shares of the Company’s common stock, in the aggregate (subject to adjustment for any stock split, recapitalization or reverse stock split (including the Reverse Stock Split) effected prior to the offerings), for gross proceeds of up to $60.0 million with a maximum 30.0% effective discount to the market price of the Company’s common stock at the time of entering into binding agreement(s) for the issuance:

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,388,559	172,226	21,431	2,053,766

Proposal No. 5. Approval of Possible Adjournment of the Special Meeting.

Proposal to consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 or 4:

Votes For	Votes Against	Abstentions
12,374,132	241,697	20,153

Item 8.01. Other Events.

On March 13, 2019, the Company issued a press release announcing the completion of the Merger, the Reverse Stock Split and the Name Change. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of X4 required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

2.1*±	Agreement and Plan of Merger, dated November 26, 2018, by and among the Company, Artemis AC Corp. and X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on November 27, 2018, File No. 001-38295).

2.2*	First Amendment to Agreement and Plan of Merger, dated December 20, 2018, by and among the Company, Artemis AC Corp. and X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 20, 2018, File No. 001-38295).

2.3*	Second Amendment to Agreement and Plan of Merger, dated March 8, 2019, by and among the Company, Artemis AC Corp. and X4 Therapeutics, Inc. (formerly X4 Pharmaceutical, Inc.) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 8, 2019, File No. 001-38295).

3.1	Certificate of Amendment (Reverse Stock Split) to the Restated Certificate of Incorporation of the Company.

3.2	Certificate of Amendment (Name Change) to the Restated Certificate of Incorporation of the Company.

4.1	Form of Common Stock Certificate.

4.2	Form of Warrant to Purchase Series A Preferred Stock of X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) issued to Silicon Valley Bank and Life Science Loans, LLC.

4.3	Form of Warrant to Purchase Series A Preferred Stock of X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) issued to Maxim Partners LLC.

4.4	Form of Warrant to Purchase Series B Preferred Stock of X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.).

4.5	Form of Warrant to Purchase Series B Preferred Stock of X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) issued to Hercules Capital, Inc.

4.6	Warrant Modification Agreement, dated as of December 11, 2018, by and among X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Hercules Capital, Inc.

10.1.1@	2015 Employee, Director and Consultant Equity Incentive Plan, as amended.

10.1.2@	Form of Stock Option Agreement under the 2015 Employee, Director and Consultant Equity Incentive Plan, as amended.

10.2@	Director Compensation Policy.

10.3@	Amended and Restated Executive Employment Agreement, dated as of March 13, 2019, by and between the Company and Paula Ragan, Ph.D.

10.4@	Amended and Restated Executive Employment Agreement, dated as of March 13, 2019, by and between the Company and Adam S. Mostafa.

10.5#	License Agreement, dated as of July 10, 2014, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, LLC) and Genzyme Corp., a Sanofi company.

10.6#	Amendment No. 1 to License Agreement, dated as of October 23, 2014, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Genzyme Corporation, a Sanofi company.

10.7#	License Agreement, dated as of December 13, 2016, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Georgetown University.

10.8#	Exclusive License Agreement, dated as of December 23, 2016, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Beth Israel Deaconess Medical Center.

10.9	Loan and Security Agreement, dated as of October 19, 2018, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Hercules Capital, Inc.

10.10	Amendment No. 1 to Loan and Security Agreement, dated as of December 11, 2018, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Hercules Capital, Inc.

10.11	Lease, dated as of January 20, 2017, by and between X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and Brickman 955 Massachusetts LLC.

99.1	Press Release dated March 13, 2019.

±

All schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. X4 Pharmaceuticals, Inc. will furnish copies of any schedules to the U.S. Securities and Exchange Commission upon request.

*	Previously filed.
@	Management contract or compensatory plans or arrangements.
#

Confidential treatment is being requested for portions of this exhibit. These portions have been omitted from this report and are being filed separately with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: March 13, 2019	By:	/s/ Paula Ragan, Ph.D.
Paula Ragan, Ph.D.
President and Chief Executive Officer